Exhibit 10.2

ON HOLDING AG

LONG TERM INCENTIVE PLAN 2020 - 2023

Approved by the Board of Directors on

8. July 2020

Zurich, 8. July 2020

/s/ Caspar Coppetti	/s/ David Alleman
Caspar Coppetti	David Allemann
Chairman of the Board of Directors	Member of the Board of Directors

List of Annexes:

Annex 1:	Exit Vesting Scale
Annex 2:	Business Continuation Vesting Scale

On Holding AG – LTIP 2020

1.	Definitions

The following definitions shall apply as used herein and in the Option Agreement except as defined otherwise in an individual Option Agreement. In the event a term is separately defined in an individual Option Agreement, such definition shall supersede the definition in this section 1.

Bad Leaver	shall mean a Participant (i) whose employment relationship with a Subsidiary is terminated for Cause or (ii) whose employment relationship with a Subsidiary is terminated and who is not qualifying as a Good or Medium Leaver.

Board of Directors	shall mean the board of directors of the Company.

Business Continuation	shall mean that as of January 1st, 2024, no Exit occurred and no Exit is scheduled for execution until March 31, 2024.

Cause	shall mean (i) any material violation of law, (ii) grave misconduct or egregious acts (such as wilful disregard for company policy, falsifying records, stealing, violence, and similar acts or behaviour) to the extent it would justify a termination of the employment relationship for cause according to art. 337 of the Swiss Codes of Obligations (irrespective of whether such employment relationship is actually governed by Swiss law or not).

Company	shall mean On Holding AG with registered seat in Zurich, Switzerland.

Compensation Committee	shall mean the compensation committee of the Company as appointed by the Board of Directors, which administrates the LTIP 2020 pursuant to section 14 of the Plan.

EBITDA	shall mean Operating EBITDA, defined as earnings before interest, taxes, depreciation and amortization as well as before non-operating effects, especially expenses for share based compensation as reported in the official financial reporting of the Company.

Exercise Price	shall mean the exercise price per Share for each Option granted under the LTIP 2020, as specified in section 5.2 of the Plan and in the Option Agreement.

Exit	shall mean the occurrence an Exit Event.

On Holding AG – LTIP 2020

Exit Event	shall mean the completion of any one of the following events: (i) a Listing, (ii) a private sale of at least 40% of the Shares held by the current non-executive shareholders or (iii) one current shareholder gains, whether directly or indirectly, ownership of more than 50% of the Company, (iv) a private sale of all or substantially all of the Company’s assets relevant for its business to a buyer, (v) a merger, consolidation or demerger, or (vi) another reorganization with a similar result as (ii), (iii) or (iv).

Fair Market Value	shall mean, with respect to one Share, the consideration paid per Share or allocated per Share in the Exit Event.

Good Leaver	shall mean a Participant whose employment relationship with a Subsidiary is terminated (i) by the Subsidiary without Cause, (ii) due to death, (iii) Permanent Disability, or (iv) retirement at legal age.

Granting Date	shall mean the date on which Options have been granted to a Participant pursuant to section 3 of the Plan and the Option Agreement.

IRR	shall mean the internal rate of return based on the Share price of CHF 8,884.00 calculated on a fully diluted basis as of December 31, 2020 until the occurrence of an Exit.

Listing	shall mean a listing of the Shares for trading on a recognized stock exchange (e.g., in connection with an initial public offering).

LTIP 2020	shall mean this Long Term Incentive Plan 2020 - 2023.

Medium Leaver	shall mean a Participant whose employment relationship with a Subsidiary is terminated by the Participant.

Notification Date	shall mean the date when notice of termination of employment of a Participant is given by the Participant or the Subsidiary.

On Group	shall mean On Holding AG and all its Subsidiaries.

Option	shall mean a call option giving the right to the Participant to acquire one Share of the Company against payment of the Exercise Price.

Option Agreement	shall mean the agreement evidencing and specifying the individual Option Grant executed by the Company and the Participant.

Option Grant	shall mean a grant of Options to a Participant pursuant to the terms of the Plan.

On Holding AG – LTIP 2020

Participants	shall mean the members of the executive board as well as the employees of the On Group that are participating in the LTIP 2020 (each a “Participant”).

Permanent Disability	shall mean the incapacity to perform a majority of work-related duties during at least six consecutive months and no reasonable expectation to returning to work, as a result of disability and as attested by qualified physician entrusted by the Compensation Committee.

Plan	shall mean the LTIP 2020.

Share	shall mean a registered share of the Company with a nominal value of CHF 10.00.

Shareholders Agreement	shall mean the shareholders’ agreement entered into by and between the shareholders of the Company, as amended from time to time.

Subsidiary	shall mean any corporation in which the Company directly or indirectly owns stock representing 50% or more of the total combined voting power of all classes of stock (together “Subsidiaries”).

Tax Withholding	shall mean any income/payroll taxes and/or social security contributions legally applicable to the Participant, which are due upon exercise of an Option and/or upon subsequent sale of a Share, for which the Company or a Subsidiary has a withholding and payment obligation by applicable Swiss or foreign law.

Termination Date	shall mean the effective date of termination of employment of a Participant.

US Participants	shall mean the Participants (i) who are or have been employed by or seconded to ON Inc. during the vesting period of the Options and/or (ii) who are subject to US income taxes due to their US citizenship.

US Valuation Price	shall mean the price per Share as determined based on the annual 409A valuation of the Company in accordance with and for purposes of US tax laws.

Valuation Price

shall mean, with respect to a Share, the value on any given date determined as follows: (i) if the Shares are listed for trading on a recognized stock exchange, the Valuation Price shall be equal to the closing sale price (or the closing bid, if no sales were reported) on such date, as quoted on such stock exchange and reported in any

On Holding AG – LTIP 2020

source the Compensation Committee deems reliable; or (ii) in the absence of any Listing, the Valuation Price shall be determined by the Compensation Committee in good faith.

Vesting Date	shall mean the date on which Options vest in accordance to section 5.3 of the Plan.

Vested Options	shall mean the number of Options vested based on the applicable vesting scale of Annex 1 or Annex 2 of the Plan, as determined by the Compensation Committee according to section 5.3 of the Plan.

2.	Purpose

The purpose of the LTIP 2020 is to attract and retain highly qualified personnel and to provide key employees with additional incentive to increase their efforts on behalf and in the best interest of the Company and the On Group by giving them the opportunity to participate in the ownership of the Company by purchasing Shares through the Option rights.

3.	Option Grants

3.1.	In general

Options will be granted to the Participants in accordance with the terms of the LTIP 2020. Each grant of Options shall be valid only if evidenced in an Option Agreement.

3.2.	Schedule

Option Grants will be made on an annual basis, as of March 31, as a reward for the Participant’s performance of the previous calendar year. First Option Grants will be made as of March 31, 2021 for the business year 2020. Upon occurrence of an Exit Event, Option Grants may be accelerated.

3.3.	Number of Shares

The maximum aggregate number of Shares which may be issued pursuant to all Options under the LTIP 2020 is 11,115 Shares of the Company. Any Options granted but forfeited in accordance with sections 9.1.1, 9.2.1 or 9.3.1 of the Plan or any Options granted but not vested according to section 5.3 of the Plan shall be forfeited and not be reallocated to other or new Participants.

On Holding AG – LTIP 2020

4.	Participants

The criteria which have to be fulfilled by a Participant in order to be granted Options under the LTIP 2020 shall be set by the Board of Directors in its sole discretion, taking into consideration the Participant’s role/function, individual performance and the overall business development.

5.	Option Terms

5.1.	Issuance Price

Options shall be granted free of charge.

5.2.	Exercise Price

The Exercise Price of an Option shall be set by the Board of Directors/ and shall not be less than CHF 8,884 for all Participants; for US Participants, the Exercise Price shall in any case not be less than the US Valuation Price applicable at the Granting Date.

5.3.	Vesting

Options shall vest on the earlier of the occurrence of an Exit or, in case of Business Continuation, on April 1, 2024.

If vesting occurs due to an Exit, the Compensation Committee shall determine the number of Options vested based on the level of achievement of IRR at Exit as set forth in the vesting scale outlined in Annex 1 of the Plan.

In case of Business Continuation, the Compensation Committee shall determine the number of Options vested based on the level of achievement of net sales, gross profit and EBITDA, as set forth in Annex 2 of the Plan; net sales, gross profit and EBITDA shall be determined based on the audited consolidated financial statements 2023 of the On Group.

5.4.	Exercise Period

Vested Options (unless forfeited in accordance with sections 9.1.1, 9.2.1 or 9.3.1 of the Plan), can be exercised until the seventh anniversary of the Granting Date.

On Holding AG – LTIP 2020

6.	Exercise of Options

6.1.	In General

Vested Options may be fully or partially exercised by the relevant Participant by filing a notice of exercise (in a format as requested by the Company) to the Company.

In order to be valid, the completed notice of exercise must be received by the Company on or prior to the following dates:

(i)	In any event: before the lapse of the Exercise Period; and

(ii)	For Good Leavers: within 14 days after the Termination Date (or Vesting Date, if applicable); or

(iii)	For heirs: within 180 days since the Participant’s death; or

(iv)	For Medium Leavers: within 14 days after the Termination Date.

Options have to be exercised in cash, as set out hereinafter.

6.2.	Cash Exercise

Options exercised in cash shall be settled by way of issuance and transfer of Shares (subject to the rules and requirements of sections 6.3, 7 and 8 of this Plan) against full payment of (i) the Exercise Price and (ii) if requested by the Company, the applicable Tax Withholding. The Participant shall make these payments in cash no later than 5 days since the filing of the notice of exercise.

6.3.	Lock-up Period

Unless specified otherwise in the individual Option Agreement, Shares acquired upon exercise of Vested Options shall be subject to the following lock-up periods:

Shares acquired upon exercise of	Lock-up period

Options granted on March 31, 2021	No lock-up period

Options granted on March 31, 2022	Lock-up period until the earlier of the first anniversary of the Vesting Date or December 31, 2023

Options granted on March 31, 2023	Lock-up period until the earlier of the second anniversary of the Vesting Date or December 31, 2024

Options granted on March 31, 2024	Lock-up period until the earlier of the third anniversary of the Vesting Date or December 31, 2025

7.	Restrictions as to transferability of Awards and Shares

No Options granted under the LTIP 2020 shall be sold, pledged, assigned, encumbered, transferred, or disposed of in any manner other than by will or inheritance laws.

On Holding AG – LTIP 2020

Upon exercise of Options, each Participant (or his/her heirs) will be required to become a party to the Shareholders Agreement and shall, among other provisions, be bound to all restrictions as to the transferability of the Shares as stated therein. As a condition precedent for the issuance of Shares, the Participant (or his/her heirs) will be requested to execute a formal deed of adherence in which he/she will declare adherence to the Shareholders Agreement and all terms thereof.

The Company in its sole discretion may decide to list the Shares on any recognized stock exchange. In that event, all Shares issued to Participants (or their heirs) under the LTIP 2020 may be subject to customary limitations in terms of transferability of Shares (lock-up/market stand-off) - in addition to the lock-up period of section 6.3 of the Plan - for a period following an initial public offering of Shares, as required by the underwriter(s)/joint global coordinator(s) or pursuant to applicable listing requirements or deemed appropriate by the Company and agreed with the underwriter(s)/joint global coordinator(s) in case of an initial (or subsequent) public offering of Shares.

8.	Deposit of Shares

Shares acquired by the Participant (or his/her heirs) under the LTIP 2020 shall – if certificates are at all issued, which shall be at the option of the Company – be duly endorsed in blank by the relevant Participant (or his/her heirs) and then be and remain deposited in the name and for the account of the Participant (or his/her heirs) either with the Company or at the election of the Company with a third party chosen by the Company. The Company will bear the costs of such safekeeping. Upon occurrence of a listing of the Shares on a recognized stock exchange and upon lapse of the lock-up, if any, such Shares may be released and transferred to the Participant’s personal deposit account upon request.

9.	Effect of Termination of Employment

In case of termination of employment between a Participant and a Subsidiary, the following rules shall apply:

9.1.	Good Leaver

9.1.1.	Options

Unless provided otherwise in the individual Option Agreement, a Participant qualifying as a Good Leaver shall

(i)

Keep all unvested Options until the second anniversary of the Termination Date. Thereafter, all unvested Options shall be forfeited automatically, irrevocably and without indemnification to the Participant. If an Exit occurs within the 24-month period following the Termination Date, such retained Options shall vest in accordance with section 5.3 and must be exercised within 14 days as of the Vesting Date. Thereafter, all unexercised Vested Options shall be forfeited automatically, irrevocably and without indemnification to the Participant.

On Holding AG – LTIP 2020

(ii)

Keep all Vested Options which can be exercised within 14 days as of the Termination Date. In case of death of the Participant, the heirs may exercise any Vested Options within 180 days from the Participant’s death. Thereafter, all unexercised Vested Options shall be forfeited automatically, irrevocably and without indemnification to the Participant.

9.1.2.	Shares

A Participant qualifying as a Good Leaver shall keep all unrestricted Shares acquired under the LTIP 2020. The Company (or any person or legal entity nominated by the Company) shall, however, have the right, but not the obligation, to purchase any Shares which are still subject to a lock-up in accordance with section 6.3 as of the Termination Date (or Vesting Date, in case of section 9.1.1 (i)) at the higher of the Exercise Price paid at the time of exercise of the Option and the Valuation Price at the time of exercise of such purchase option by the Company (or any person or legal entity nominated by the Company). The term of such purchase option is limited to 750 days as of the Participant’s Termination Date.

9.2.	Medium Leaver

9.2.1.	Options

A Participant qualifying as a Medium Leaver shall

(i)	Automatically and immediately forfeit all unvested Options, without any indemnification, as of the Termination Date;

(ii)

Keep all Vested Options which can be exercised within 14 days as of the Termination Date. Thereafter, all unexercised Vested Options shall be forfeited automatically, irrevocably and without indemnification to the Participant.

9.2.2.	Shares

A Participant qualifying as a Medium Leaver shall keep all unrestricted Shares acquired under the LTIP 2020. The Company (or any person or legal entity nominated by the Company) shall, however, have the right, but not the obligation, to purchase any Shares which are still subject to a lock-up in accordance with section 6.3 as of the Termination Date (or date of Option exercise, in case of section 9.2.1 (ii)) at the higher of the Exercise Price paid at the time of exercise of the Option and the Valuation Price at the time of exercise of such purchase option by the Company (or any person or legal entity nominated by the Company). The term of such purchase option is limited to one calendar year as of the Participant’s Termination Date.

On Holding AG – LTIP 2020

9.3.	Bad Leaver

9.3.1.	Options

A Participant qualifying as a Bad Leaver shall automatically and immediately forfeit all Options, whether vested or not, without any indemnification, as of the Notification Date.

9.3.2.	Shares

The Company (or any person or legal entity nominated by the Company) shall have the right, but not the obligation, to purchase any Shares acquired under the LTIP 2020 of a Bad Leaver at the lesser of the Exercise Price paid at the time of exercise of the Option and the Valuation Price at the time of exercise of such purchase option by the Company (or any person or legal entity nominated by the Company). The term of such purchase option is limited to one calendar year as of the Participant’s Termination Date.

10.	Exit

10.1.	Effect of an Exit

10.1.1.	In General

Upon the occurrence of an Exit, subject to any consent required under the Shareholders Agreement, the Compensation Committee may prescribe and amend the terms and conditions for the vesting, exercise and settlement of any Options granted under the LTIP 2020, provided that such amendments are not materially adverse to the Participants and do not compromise the interests of the Participants. Such power and discretion shall include, but not be limited to, the power and authority to (i) reduce or abolish lock-up periods and to (ii) modify the requirements and modality for the settlement of any Options (including a cash settlement in case of a full Exit in an amount equal to the Fair Market Value minus the Exercise Price, subject to any Tax Withholding).

10.1.2.	Participants, Good and Medium Leavers

Upon the occurrence of an Exit Event, Participants, Good and Medium Leavers may sell or may be required to sell their Shares acquired under the LTIP 2020 in accordance with the rules of the Shareholders Agreement at the Fair Market Value subject to any applicable Tax Withholding.

11.	Changes in Capital Structure

In the event of a change, other than a share capital increase, relating to the Shares through reclassification, recapitalization, subdivision, stock dividend, stock split-up or otherwise in the Company’s corporate structure, the Compensation Committee shall, to the extent permissible by law, adjust the

On Holding AG – LTIP 2020

terms of the Options then outstanding to ensure that the Participants receive in respect of each Option, upon exercise, the same value and type of stock that each Participant would have been entitled to receive without such change.

12.	Taxation and Social Security

Options may be subject to income tax and/or social security. In Switzerland, Options will be subject to Swiss income tax and Swiss social security contributions upon exercise. A subsequent sale of the Shares acquired upon exercise may, depending on the individual circumstances and the amount of the capital gain realized, trigger Swiss income tax and Swiss social security contributions as well. Social security contributions legally due will be borne by the Subsidiary and the relevant Participant in accordance with applicable law and regulations.

Depending on the Participant’s residence, place of work or nationality, Options may be subject to income tax and/or social security contributions in jurisdictions other than Switzerland. Each Participant is responsible for a proper declaration and payment of his/her personal income taxes, including capital gains taxes, if any, that may arise from participation in the LTIP 2020 in any relevant jurisdiction.

13.	No Entitlements

13.1.	No Right to Future Grants

The participation in the LTIP 2020 shall not confer any right or entitlement to be granted any Options or awards in the future or to participate in any future employee participation plan.

13.2.	No Right to Continued Employment

The LTIP 2020 does not constitute an employment agreement. Nothing contained herein shall modify the terms of the Participants’ respective employment or restrict the Subsidiary’s right to terminate the employment relationship of any Participant at any time, with or without Cause, or to adjust the compensation of any Participant.

14.	Administration

The LTIP 2020 shall be administrated by the Compensation Committee. The Compensation Committee is authorized and shall have full power and authority, subject to the provisions of the LTIP 2020, to establish such rules and regulations as it may deem appropriate for the proper administration and operation of the LTIP 2020, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the LTIP 2020 and the Options granted thereunder as it may deem necessary or advisable.

On Holding AG – LTIP 2020

The Compensation Committee’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Options or Shares hereunder.

15.	Amendment

The Compensation Committee may make any amendments to the LTIP 2020 that may be necessary to comply with or conform to applicable laws. Furthermore, the Compensation Committee shall have the power to modify the LTIP 2020 and to amend the terms of any Options granted under the LTIP 2020 to the extent such modifications and amendments would not adversely affect the Participant’s rights.

16.	Confidentiality

The LTIP 2020 is confidential to the business. The terms and conditions of the LTIP 2020 and any individual Option grant shall therefore be kept strictly confidential (and may be shared only with the personal advisors of the Participant), unless disclosure is required by mandatory law.

17.	Effective Date and Term of the LTIP 2020

The LTIP 2020 has been approved by the Board of Directors on 8. July 2020. The LTIP 2020 shall be effective as of 1. January 2020 and shall be valid until the later of April 1, 2024 or all Options granted under the LTIP 2020 have been exercised, or have been forfeited, or otherwise canceled or any purchase options of the Company have been exercised or lapsed.

18.	Governing Law

The LTIP 2020 shall be subject to and governed by substantive Swiss law.

* * *

On Holding AG – LTIP 2020

ANNEX 1: Exit Vesting Scale

Achieved IRR on fully diluted basis vs. share price of CHF 8’884.00	Vesting %

IRR < 20%	0.0%

IRR = 20%	50.0%

IRR >20% & <30%	50% + (achieved IRR-20%)/1% x (50/10)%

IRR ≥ 30%	100.0%

On Holding AG – LTIP 2020

ANNEX 2: Business Continuation Vesting Scale

Achieved Net Sales FY 2023 On Group	Achieved Gross Profit Margin FY 2023 On Group	Achieved EBITDA margin FY 2023 On Group	Vesting %

CHF < 850m	n/a	n/a	0.0%

CHF ≥ 850m & <925m	≥51.2%	≥12%	50% + (achieved Net Sales - 850m)/1m x (25/75)%

CHF ≥ 925m & <1’000m	≥51.2%	≥13%	75% + (achieved Net Sales - 925m)/1m x (25/75)%

CHF ≥ 1’000m	≥51.2%	≥14%	100.0%

Note: all three metrics within a line need to hold true for vesting to take place